Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com
FIRST MIDWEST BANCORP PRICES OFFERING OF 3,825,000 SHARES OF COMMON STOCK

ITASCA, IL, March 9, 2006 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that it had entered into an underwriting agreement for the sale of 3,825,000 shares of its common stock (excluding the underwriters' over-allotment option) at a public offering price of $34.46 per share, yielding net proceeds to the Company of approximately $124.2 million. The underwriters of the offering will have an option to purchase an additional 573,750 shares to cover over-allotments.

Net proceeds from the offering will be used for the previously announced acquisition of Bank Calumet, Inc.

Keefe, Bruyette & Woods is acting as the lead manager and sole bookrunner for the transaction. Raymond James, KeyBanc Capital Markets and Oppenheimer & Co., Inc. are acting as co-managers.

Printed copies of the prospectus supplement relating to the offering may be obtained, when available, from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, New York 10019, Attn: Equity Syndicate, Telephone: 1-212-887-8968.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 70 offices located in 50 communities, primarily in northeastern Illinois. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

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